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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           WYNN'S INTERNATIONAL, INC.


               WYNN'S INTERNATIONAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:


               FIRST: The Board of Directors of Wynn's International, Inc., at a meeting held on February 11, 1998, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring such amendment to be advisable and authorizing the submission of such amendment to the stockholders of said corporation for consideration thereof at the Annual Meeting of Stockholders to be held on April 29, 1998. The resolution setting forth the proposed amendment is as follows:

        WHEREAS, it has been proposed that this Corporation reduce the par value of its Common Stock from $1.00 to $0.01 per share; and

        WHEREAS, it is deemed to be in the best interests of this Corporation and its stockholders that such proposal be adopted and approved;

        NOW, THEREFORE, BE IT RESOLVED, that the proposal to reduce the par value of this Corporation's Common Stock from $1.00 to $0.01 per share be, and it hereby is, adopted and approved.

        RESOLVED FURTHER, that such proposal be submitted to the stockholders of this Corporation for approval at the next annual meeting to be held on April 29, 1998.

        RESOLVED FURTHER, that upon stockholder approval of such proposal, the officers of this Corporation be, and each of them hereby is, authorized and empowered, in the name and on behalf of this Corporation, to file with the Secretary of State of the State of Delaware a certificate of amendment to the Certificate of Incorporation of this Corporation to effect such reduction in par value.

        RESOLVED FURTHER, that the officers of this Corporation be, and each of them hereby is, authorized and empowered, in the name and on behalf of this Corporation, to take such further actions, and to execute, deliver and file such additional documents, as they may deem


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        necessary or appropriate to effect the foregoing resolutions, the taking of such actions or the execution, delivery and filing of such documents to be conclusive evidence of the necessity or appropriateness thereof.

               SECOND:  That such amendment is as follows:

               "FOURTH: The corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, 'Common' and 'Preferred,' the total number of shares which the corporation shall have authority to issue shall be forty million five hundred thousand (40,500,000); the total number of shares of Common Stock shall be forty million (40,000,000) and the par value of each share of Common Stock shall be one cent ($0.01); and the total number of shares of Preferred Stock shall be five hundred thousand (500,000) and the par value of each share of Preferred Stock shall be one dollar ($1.00).

               "The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference, of any series of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote."

               THIRD: Thereafter, at the Annual Meeting of Stockholders held on April 29, 1998, which meeting was duly held upon notice in accordance with
Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.



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               FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


               IN WITNESS WHEREOF, Wynn's International, Inc. has caused this Certificate to be signed by Seymour A. Schlosser, its Vice President-Finance and Chief Financial Officer, and attested by Wendy K. K. Nishikawa, its Secretary, this 30th day of April, 1998.


                                            WYNN'S INTERNATIONAL, INC.



                                            By:  /s/ Seymour A. Schlosser
                                                 -------------------------------
                                                 Seymour A. Schlosser
                                                 Vice President-Finance and
                                                 Chief Financial Officer



ATTEST:



By:  /s/ Wendy K. K. Nishikawa
     ---------------------------
     Wendy K. K. Nishikawa
     Secretary



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